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                                                                    EXHIBIT 99.1

                                                           For Immediate Release
                                                                   June 25, 1999


         CAFE ODYSSEY CLOSES IN ESCROW ON POPMAIL.COM, INC.
         - FIRST STEP OF GROWTH FOR SPECIALIZED MEDIA INTERNET DIVISION
         - TWO ADDITIONAL ACQUISITIONS UNDER NEGOTIATION
         - EXPERIENCED EXECUTIVE, THOMAS W. ORR, APPOINTED AS CFO

         Minneapolis, Minnesota. June 25, 1999. Cafe Odyssey (NASDAQ: CODY) announced today that it had closed in escrow on the PopMail.com merger. Final closing, expected during the third quarter, is subject to the approval of Cafe Odyssey's shareholders and terms and conditions of the merger agreement.

         "This marks a new day for the shareholders of Cafe Odyssey," remarked CEO Stephen D. King. "As we announced earlier this month, we are diligently moving forward with our specialized media internet plans through this merger with PopMail.com. The platform provided by PopMail will allow growth through acquisitions of e-commerce companies related to our base of customers."

         James L. Anderson, Chairman of PopMail, went on to say "We fully intend to optimize our lead in radio e-mail by leveraging it with properly positioned e-commerce partners. We believe we have several opportunities to pursue in this arena."

         Consistent with the objective of positioning the Company to become a leading provider of e-mail services, permission-based e-mail marketing, and branded web-based e-mail in the fields of radio, television, newspaper, and sports/entertainment, management has been actively screening and contacting other potential acquisition candidates that would complement the PopMail platform. Currently, the Company is in serious negotiations with the owners of two companies that have established businesses that would provide highly synergistic benefits and opportunities when combined with PopMail.

         The Company also announced the appointment of Thomas W. Orr to the position of Chief Financial Officer. Mr. Orr, age 54, has served on the board of Cafe Odyssey since July of 1997. Previously he had owned his own firm as well as serving as the President of ConAgra Poultry, Inc., a $1.5 billion per year revenue business. "Tom brings the prior experience we need to execute our plan to rapidly grow our specialized media internet activities" said CEO Stephen King.

         Tom Orr agreed by saying "I have been in charge of multiple large operations previously and believe we are properly laying the groundwork to become a successful growth organization. The potential for our internet plans is great."

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         The Cafe Odyssey restaurant division develops, owns and operates upscale, casual-themed restaurants. The concept is food-driven, with a menu that offers a broad selection of cuisine from around the world, including popular "cultural fusion" items. The Company currently operates three restaurants, one in Cincinnati, Ohio, one in the Mall of America, Minnesota and a third location in the Denver Pavilions, in downtown Denver, Colorado.
The Company's web site can be found at http://www.cafeodyssey.com.

         PopMail is the leading provider of e-mail service to radio stations and their listeners. PopMail combines the power of the Internet with the most successful affinity-building mass medium ever created: Radio. By providing radio stations with an attractive e-mail service, offered to listeners free of charge, PopMail leverages radios proven ability to engage audiences and attract advertisers. PopMail holds exclusive relationships with more than 500 radio stations; they reach 100 million listeners each week. The consumer web site can be found at http://www.PopMail.com.

         The Private Securities Litigation Reform Act of 1995 provides a "safe-harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking, such as statements relating to plans for future expansion. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, completion of definitive purchase agreements, shareholder approval, those relating to development and construction activities, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.

Contact: Stephen D. King, Chief Executive Officer(612) 837-9917